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                                                                 EXHIBIT (d)(16)

                          ESTATE PROTECTION RIDER (EPR)

1. BENEFIT We will pay the term insurance amount payable under this rider, in addition to the Base Policy Face Amount, when we have due proof that both Insureds died while this rider was in effect.

2. RIDER CHARGES We will set the actual rates to be charged for the term insurance under this rider in advance, at least once a year. The maximum rates used to determine the cost of term insurance for this rider are shown on the Rider Data page.

3. DATES AND AMOUNTS This rider's Issue Date is the same date as the Policy Date of the Base Policy. The amount of the rider benefit and the date the rider ends are both shown on the Policy Data Pages.

4. CASH OR LOAN VALUE The term insurance provided by this rider does not have cash or loan value.

5. CONTRACT This rider is made a part of the Base Policy, based on the application for the rider.

6. CONTESTABLE PERIOD OF RIDER We will not contest this rider after it has been in effect during the lifetime of each Insured for 2 years from the Base Policy's Issue Date. Our right to contest beyond this 2-year period is limited to only that Insured who died during such period. The rider is incontestable with respect to the Insured who survived the 2-year period.

7. SUICIDE EXCLUSION In the event of the suicide of the first of the Insureds, while sane or insane, within 2 years of the Base Policy's Issue Date, the rider will continue on the surviving Insured.

      Suicide of both Insureds at the same time, or the surviving Insured, while sane or insane, within 2 years of the Base Policy's Issue Date, is not covered by this rider. In that event, this rider will end and the only amount payable will be all premiums paid to us under this rider.

8.    WHEN RIDER ENDS This rider ends when:

            a) It is the 4th policy anniversary;

            b) The Base Policy ends or is surrendered; or

            c) You send us your signed notice to cancel this rider.

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

/s/ Catherine A. Marrion                          /s/ Fredrick J. Sievert
------------------------                          ------------------------
Secretary                                         President

308-405